Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. ANNOUNCES PRICING OF REGISTERED OFFERINGS OF $30.0 MILLION OF COMMON STOCK, PREFERRED STOCK AND WARRANTS

LATHAM, N.Y., December 19, 2016 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it has priced both an underwritten registered offering of its common stock and an underwritten registered offering of its Series D Convertible Preferred Stock, each also including warrants to purchase common stock of the Company.  The common stock offering is for 10,400,000 shares of Plug Power’s common stock and warrants to acquire 3,120,000 shares of its common stock, each share being sold together with 0.3 of a warrant, at a price of $1.25 per combination, for gross proceeds to the Company of $13.00 million. The Series D Convertible Preferred Stock offering is for 18,500 shares of Plug Power’s Series D Convertible Preferred Stock and warrants to acquire 7,381,500 shares of its common stock, each share of Series D Convertible Preferred Stock being sold together with 399 warrants, at a price of $920 per combination, for gross proceeds to the Company of $17.02 million.  The Series D Convertible Preferred Stock is convertible to shares of common stock at a conversion price of $1.55 per share, and the warrants in both offerings will have an exercise price of $1.50 per share. The entire amount of securities in both offerings was sold to one institutional investor.  The offerings are expected to close on December 22, 2016, subject to customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole underwriter for the offerings.

Aggregate net proceeds of the offerings, after underwriting discounts and commissions and other estimated fees and expenses payable by Plug Power will be approximately $27.6 million.

Plug Power intends to use the net proceeds of the offerings, together with existing cash and cash equivalents, towards the prepayment of its outstanding loan and related amounts with its senior lender, Hercules Capital, Inc.

The securities described above are being offered by Plug Power Inc. pursuant to a shelf registration statement on Form S-3 (No. 333-214737) including a base prospectus. The securities may be offered only by means of a prospectus. Preliminary prospectus supplements related to the offerings were filed with the SEC on December 19,  2016 and final prospectus supplements related to the offerings will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplements and the accompanying prospectus relating to the securities being offered, when available, may also be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at 212-667-8563, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.

Long-standing relationships with industry leaders, including Walmart, Sysco, Procter & Gamble, and Mercedes Benz, forged the path for Plug Power’s innovative GenKey hydrogen and fuel cell system solutions. With more than 13,000 GenDrive units deployed to material handling customers, accumulating over 120 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today.

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Plug Power Inc. Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about the offerings, the expected use of proceeds and the consummation of the offerings. You are cautioned that such statements should not be read as a guarantee of results, and will not necessarily be accurate indications of the times at, or by which, such results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we are unable to consummate these offerings on the terms and conditions described or at all, or are unable to apply the net proceeds of these offerings toward their intended use, and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the Securities and Exchange Commission (the “SEC”) including, the “Risk Factors” section of PLUG’s most recent filings and in the prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Media & Investor Relations Contact:

Teal Vivacqua

Plug Power Inc.

Phone: (518) 738-0269

media@plugpower.com